News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, April 30, 2025 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2025.

The Company reported a 41% increase in its net income for the three months ended March 31, 2025, to $2.7 million compared with net income of $1.9 million for the three months ended March 31, 2024. Net income for the six months ended March 31, 2025 was $4.8 million compared with net income of $3.5 million for the six months ended March 31, 2024.

Basic and diluted earnings per share were $0.43 for the three months ended March 31, 2025 compared with $0.30 for the three months ended March 31, 2024. Basic and diluted earnings per share were $0.77 and $0.76, respectively, for the six months ended March 31, 2025 compared with $0.56 for the six months ended March 31, 2024.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share, which will be paid on May 28, 2025 to stockholders of record as of May 14, 2025.

“We are very pleased to report another strong quarter, highlighted by a 41% increase in net income, an expansion in our net interest margin, and an extremely low level of non-performing assets,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “These strong outcomes are a direct result of Magyar’s commitment to sound lending practices, proactive balance sheet management, and our focus on building lasting relationships within the community. We feel Magyar is well positioned to navigate the current market volatility and continue to produce solid results during the second half of our fiscal year.”

Results of Operations for the Three Months Ended March 31, 2025

Net income increased $784 thousand, or 41.3%, to $2.7 million during the three-month period ended March 31, 2025 compared with $1.9 million during the three-month period ended March 31, 2024, due to higher net interest income and other income, partially offset by higher other expenses.

The Company’s net interest and dividend income increased $953 thousand, or 13.8%, to $7.9 million for the quarter ended March 31, 2025 from the quarter ended March 31, 2024. The increase was attributable to a 14-basis point increase in the Company’s net interest margin to 3.31% for the three months ended March 31, 2025 from 3.17% for the three months ended March 31, 2024, as well as a $78.8 million increase in the average balance of interest-earning assets between the periods.

Interest and dividend income increased $1.6 million, or 13.5%, to $13.5 million for the three months ended March 31, 2025 compared with $11.9 million for the three months ended March 31, 2024. The increase was attributable to a 23-basis point increase in the yield on interest-earning assets to 5.68% for the three months ended March 31, 2025 from 5.45% for the three months ended March 31, 2024, as well as a $76.6 million, or 10.5%, increase in the average balance of net loans receivable between the periods.

Interest expense increased $651 thousand, or 13.0%, to $5.6 million for the three months ended March 31, 2025 from $5.0 million for the three months ended March 31, 2024. A $116.4 million, or 18.1%, increase in the average balance of interest-bearing liabilities accounted for the increase in interest expense between the periods. Partially offsetting the higher costs was a 13 basis points decrease in the cost of such liabilities to 3.02% for the three months ended March 31, 2025 compared with 3.15% for the three months ended March 31, 2024.

The Company recorded a net recovery for credit losses totaling $30 thousand for the three months ended March 31, 2025 compared with provisions for credit losses totaling $14 thousand for the three months ended March 31, 2024. The lower provision for credit losses resulted from lower construction loan balances, which require higher provisions for credit loss, that more than offset growth in commercial real estate, residential mortgage and commercial business loans. The Company recorded $5 thousand in net loan recoveries during the three months ended March 31, 2025 compared with $65 thousand in net loan recoveries during the three months ended March 31, 2024.

Other income increased $646 thousand, or 103.9%, to $1.3 million during the three months ended March 31, 2025 compared with $622 thousand for the three months ended March 31, 2024. The increase was primarily due to higher gains from the sale of Small Business Administration 7(a) loans, which increased $399 thousand to $612 thousand for the three months ended March 31, 2025 from $213 thousand for the three months ended March 31, 2024. In addition, the Company recorded higher commercial loan prepayment charges, late charges on loans and income from its bank-owned life insurance policies.

Other expenses increased $290 thousand, or 5.7%, to $5.4 million during the three months ended March 31, 2025 compared with $5.1 million for the three months ended March 31, 2024. The increase was primarily attributable to higher compensation and benefit expense, which increased $218 thousand, or 7.2%, to $3.2 million, due to higher medical benefits and incentive accruals as well as annual merit increases. Also contributing to the increase were higher occupancy expenses (related to seasonal snow and ice removal) as well as higher loan servicing and marketing expenses.

The Company recorded tax expense of $1.1 million on pre-tax income of $3.8 million for the three months ended March 31, 2025, compared with $526 thousand on pre-tax income of $2.4 million for the three months ended March 31, 2024. The increase in income tax expense was driven by higher pre-tax income as well as changes in deferred tax items that lowered the Company’s tax expense during the three months ended March 31, 2024. The Company’s effective tax rate for the three months ended March 31, 2025 was 29.0% compared with 21.7% for the three months ended March 31, 2024.

Results from Operations for the Six Months Ended March 31, 2025

Net income increased $1.2 million, or 34.3%, to $4.8 million during the six-month period ended March 31, 2025 compared with $3.5 million for the six-month period ended March 31, 2024 due to higher net interest income, lower provisions for credit loss, and higher other income, partially offset by higher other expenses and income tax expense.

The Company’s net interest and dividend income increased $1.1 million, or 8.1%, to $15.3 million for the six months ended March 31, 2025 from $14.2 million for the six months ended March 31, 2024. The increase was attributable to a $61.2 million, or 7.0%, increase in the average balance of interest-earning assets between the periods as well as a 4-basis point increase in the Company’s net interest margin to 3.27% for the six months ended March 31, 2025 from 3.23% for the six months ended March 31, 2024.

Interest and dividend income increased $2.9 million, or 12.6%, to $26.4 million for the six months ended March 31, 2025 from $23.5 million for the six months ended March 31, 2024. The increase was attributable to a 29-basis point increase in the yield on interest-earning assets to 5.64% for the six months ended March 31, 2025 from 5.35% for the six months ended March 31, 2024, as well as a $79.7 million, or 11.1%, increase in the average balance of net loans receivable.

Interest expense increased $1.8 million, or 19.3%, to $11.1 million for the six months ended March 31, 2025 from $9.3 million for the six months ended March 31, 2024. The cost of interest-bearing liabilities increased 5-basis points to 3.03% for the six months ended March 31, 2025 compared with 2.98% for the six months ended March 31, 2024. In addition, the average balance of interest-bearing liabilities increased $107.5 million, or 17.2%, to $734.3 million from higher money market account and time deposit account balances.

The Company’s provision for credit losses was $71 thousand for the six months ended March 31, 2025 compared with $495 thousand for the six months ended March 31, 2024. The lower provision for credit losses resulted from lower construction loan balances, which require higher provisions for credit loss, that more than offset growth in commercial real estate, residential mortgage and commercial business loans. The Company recorded $108 thousand in net loan recoveries during the six months ended March 31, 2025 compared with $66 thousand in net loan recoveries during the six months ended March 31, 2024.

Other income increased $994 thousand, or 80.7%, to $2.2 million during the six months ended March 31, 2025 compared with $1.2 million for the six months ended March 31, 2024. The increase was primarily due to higher gains from the sale of Small Business Administration 7(a) loans, which increased $506 thousand to $848 thousand for the six months ended March 31, 2025 from $342 thousand for the six months ended March 31, 2024. In addition, the Company recorded higher gains from the sale of OREO, commercial loan prepayment charges, late charges on loans and income from its bank-owned life insurance policies.

Other expenses increased $679 thousand, or 6.7%, to $10.8 million during the six months ended March 31, 2025 from $10.1 million during the six months ended March 31, 2024. The increase was primarily attributable to higher compensation and benefit expense, which increased $452 thousand, or 7.7%, to $6.3 million, due to higher medical benefits and incentive accruals as well as annual merit increases. In addition, occupancy expense increased $247 thousand, or 15.5%, to $1.8 million, due to lease termination expenses related to the closure of the Bank’s Bridgewater office in the Company’s first fiscal quarter.

The Company recorded tax expense of $1.9 million on pre-tax income of $6.7 million for the six months ended March 31, 2025, compared with $1.2 million on pre-tax income of $4.8 million for the six months ended March 31, 2024. The Company’s effective tax rate for the six months ended March 31, 2025 was 28.5% compared with 25.7% for the six months ended March 31, 2024.

Balance Sheet Comparison

Total assets increased $69.9 million, or 7.3%, to $1.0 billion at March 31, 2025 from $951.9 million at September 30, 2024. The increase was attributable to higher balances of interest-earning deposits with banks and loans receivable.

Cash and interest-earning deposits with banks increased $47.3 million, or 185.0% to $72.9 million at March 31, 2025 from $25.6 million at September 30, 2024 resulting from net deposit inflows during the six months ended March 31, 2025.

At March 31, 2025, investment securities totaled $94.0 million, reflecting a decrease of $1.4 million, or 1.5%, from September 30, 2024. The decrease resulted from matured bonds totaling $4.5 million and payments from mortgage-backed securities totaling $3.8 million during the six months ended March 31, 2025. Offsetting these decreases were purchases of mortgage-backed securities totaling $6.9 million. There were no credit losses recorded for the Company’s investment securities during the six months ended March 31, 2025 and March 31, 2024.

Total loans receivable increased $29.0 million, or 3.7%, to $810.2 million at March 31, 2025 from $781.2 million at September 30, 2024. The increase in total loans receivable during the six months ended March 31, 2025 occurred in commercial real estate loans, which increased $33.9 million, and in one-to four-family residential real estate loans (including home equity lines of credit), which increased $3.8 million. Partially offsetting these increases were construction and land loans, which decreased $5.2 million, commercial business loans, which decreased $3.0 million and other loans, which decreased $483 thousand.

Total non-performing loans decreased $151 thousand, or 65.1%, to $81 thousand at March 31, 2025 from $232 thousand at September 30, 2024. The ratio of non-performing loans to total loans decreased to 0.01% at March 31, 2025 from 0.03% at September 30, 2024.

The allowance for credit losses increased $179 thousand to $8.2 million, or 0.98% of total loans receivable, during the six months ended March 31, 2025. Growth in loans receivable during the six months ended March 31, 2025 resulted in additional provisions for credit losses totaling $71 thousand and the Company recorded $108 thousand in net loan recoveries. The Company’s allowance for on-balance sheet credit losses increased to $7.9 million at March 31, 2025 from $7.5 million at September 30, 2024 while its reserve for off-balance sheet commitments decreased to $240 thousand at March 31, 2025 from $449 thousand at September 30, 2024.

Total deposits increased $61.0 million, or 7.7%, to $857.7 million at March 31, 2025. The inflow in deposits occurred in interest-bearing checking accounts, which increased $30.3 million, or 20.6%, to $177.0 million, in money market accounts, which increased $22.5 million, or 7.4%, to $327.1 million, in certificates of deposit (including individual retirement accounts), which increased $6.1 million, or 3.8%, to $165.7 million, in savings accounts, which increased $1.7 million, or 3.2%, to $54.6 million and in non-interest bearing checking accounts, which increased $462 thousand, or 0.4%, to $133.3 million.

The Company’s book value per share increased to $17.65 at March 31, 2025 from $16.98 at September 30, 2024. The increase was due to the Company’s results from operations, partially offset by $0.15 in dividends paid and 5,749 shares repurchased during the quarter at an average share price of $14.34.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Martinsville, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, the imposition of tariffs or other domestic or international governmental policies, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2025	2024	2025	2024

Income Statement Data:
Interest and dividend income	$13,524	$11,920	$26,428	$23,478
Interest expense	5,648	4,997	11,108	9,310
Net interest and dividend income	7,876	6,923	15,320	14,168
(Recovery) provision for credit losses	(30)	14	71	495
Net interest and dividend income after
(recovery) provision for credit losses	7,906	6,909	15,249	13,673
Other income	1,268	622	2,225	1,231
Other expense	5,398	5,108	10,809	10,130
Income before income tax expense	3,776	2,423	6,665	4,774
Income tax expense	1,095	526	1,900	1,225
Net income	$2,681	$1,897	$4,765	$3,549

Per Share Data:
Net income per share-basic	$0.43	$0.30	$0.77	$0.56
Net income per share-diluted	$0.43	$0.30	$0.76	$0.56
Book value per share, at period end	$17.65	$16.30	$17.65	$16.30

Selected Ratios (annualized):
Return on average assets	1.05%	0.81%	0.96%	0.76%
Return on average equity	9.55%	7.13%	8.31%	6.55%
Net interest margin	3.31%	3.17%	3.27%	3.23%

	March 31,	September 30,
	2025	2024

	(Dollars in Thousands)
Balance Sheet Data:
Assets	$1,021,863	$951,918
Total loans receivable	808,993	780,162
Allowance for credit losses- loans	(7,936)	(7,548)
Investment securities - available for sale, at fair value	19,345	15,616
Investment securities - held to maturity, at cost	74,638	79,816
Deposits	857,679	796,674
Borrowings	33,924	28,568
Shareholders' Equity	114,290	110,548

Asset Quality Data:
Non-performing loans	$81	$232
Other real estate owned	2,537	3,725
Total non-performing assets	$2,618	$3,957
Allowance for credit losses to non-performing loans	NM*	NM*
Allowance for credit losses to total loans receivable	0.98%	0.97%
Non-performing loans to total loans receivable	0.01%	0.03%
Non-performing assets to total assets	0.26%	0.42%
Non-performing assets to total equity	2.29%	3.58%
* Not meaningful